Exhibit 99.1

Stewart Reports Results for the Third Quarter 2016

HOUSTON, Oct. 20, 2016 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $26.4 million, or $1.12 per diluted share, for the third quarter 2016 compared to a net loss attributable to Stewart of $13.5 million, or ($0.58) per diluted share, for the third quarter 2015.

Pretax income before noncontrolling interests for the third quarter 2016 was $38.8 million compared to a pretax loss of $5.6 million for the third quarter 2015. However, comparisons to the prior year quarter are influenced by third quarter 2015 charges totaling $43.7 million, composed of $42.8 million and $0.9 million recorded as operating expenses and net realized losses, respectively, which are detailed below.

"As we enter the final stretch of 2016, we remain focused on strengthening our title operations by improving the effectiveness of our closing process, enhancing the customer experience, and taking advantage of geographic opportunities which give us the best combination of growth, profitability and margin enhancement," said Matthew W. Morris, chief executive officer. "We are encouraged by the work that has been done to prepare us for a strong 2017 as we take advantage of further cost savings as well as programs to improve our customer experience and drive revenue growth in targeted markets. While we remain positive on our prospects going forward from both our operations and the macroeconomic environment, it is important to underscore that the marketplace has been increasingly competitive in all channels and product lines. We will allocate resources to further grow and improve performance in 2017 and beyond."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Third Quarter		Nine Months
	2016	2015	2016	2015

Total revenues	553.2	555.7	1,480.9	1,536.5
Pretax income (loss) before noncontrolling interests	38.8	(5.6)	65.0	6.6
Income tax expense	9.0	4.9	16.8	7.7
Net income (loss) attributable to Stewart	26.4	(13.5)	38.8	(8.8)
Net income (loss) per diluted share attributable to Stewart	1.12	(0.58)	1.13(1)	(0.37)

(1)

Excluding the $12.0 million (or $0.51 per diluted share) cash consideration paid during second quarter 2016 relating to the exchange agreement with the holders of our Class B Common Stock, adjusted net income per diluted share was $1.64 for the first nine months of 2016. Under U.S. GAAP, the $12.0 million payment to the holders of our Class B Common Stock was recorded as a reduction to retained earnings, similar to a preferred stock dividend, and does not reduce net income attributable to Stewart. However, the payment reduces net income in the calculation of basic and diluted earnings per share.

Title Segment

Our title segment revenues, which include revenues from our centralized title services, were $529.8 million for the third quarter 2016, an increase of approximately 1.0 percent from the third quarter 2015 and an increase of 13.2 percent from the second quarter 2016. In the third quarter 2016, the title segment generated pretax income of $50.3 million, a 9.5 percent margin, compared to the third quarter 2015 pretax income of $48.8 million, a 9.3 percent margin, and the second quarter 2016 pretax income of $51.7 million, an 11.0 percent margin.

"We continue to expect slow but sustainable price and transaction volume increases in existing and new home sales driven largely by demographics and the emerging millennial homebuyer," continued Morris. "The refinance market appears strong for the fourth quarter and potentially the first half of 2017. Stewart is working diligently to expand our customer base as more regional players are capturing market share, while remaining cautious of the inevitable refinance slowdown. We have noted a softening in commercial transactions plus a slowdown in new construction lending and interest rate uncertainty, so we are specifically targeting markets and specific property segments to capture market share."

Direct revenue information is presented below (dollars in millions):

	Three Months Ended September 30,
	2016	2015	% Change

Commercial
Domestic	45.2	47.7	(5.2)%
International	4.4	4.2	4.8%
Non-commercial
Domestic	161.8	165.0	(1.9)%
International	29.7	26.2	13.4%

Total direct revenues	241.1	243.1	(0.8)%

Non-commercial domestic revenues include revenues from centralized title operations, which decreased 21.8 percent, and purchase transactions, which increased approximately 1.0 percent. Total international revenues increased 12.2 percent in the third quarter 2016 as compared to the prior year quarter due to volume growth on a local currency basis, partially offset by the weakening of the British pound against the U.S. dollar. Revenues from independent agency operations increased 1.0 percent and 25.2 percent in the third quarter 2016 compared to the third quarter 2015 and the second quarter 2016, respectively. Independent agency remittance rates decreased from 18.6 percent in both the third quarter 2015 and the second quarter 2016 to 18.0 percent in the third quarter 2016 due to relatively more gross revenues being generated in states with lower remittance rates.

Ancillary Services and Corporate Segment

Revenues generated by our ancillary services and corporate segment declined to $23.4 million in the third quarter 2016 from $28.4 million in the third quarter 2015 primarily due to the previously announced strategic wind-down of our delinquent loan servicing operations, completed in the first quarter 2016. Sequentially, revenues increased from $21.6 million in the second quarter 2016 primarily due to a $1.2 million realized gain on a cost-basis investment transaction. The segment reported a pretax loss of $11.5 million in the third quarter 2016 as compared with pretax losses of $54.4 million and $9.8 million in the third quarter 2015 and second quarter 2016, respectively. The third quarter 2016 pretax loss for the segment included $1.2 million of costs relating to shareholder activism offset by the earlier mentioned $1.2 million realized gain, as compared to non-operating charges of $39.7 million (as detailed below) and other intangibles impairment of $0.9 million, recorded as a realized loss, in the third quarter 2015. We incurred no significant non-operating charges in the second quarter 2016.

Expenses

Expense comparisons for the third quarter 2016 to the prior year quarter are influenced by third quarter 2015 charges consisting of:

  $35.0 million goodwill impairment, of which $33.4 million was recorded in the ancillary services and corporate segment and $1.6 million was recorded in the title segment,
  $5.7 million of aggregate costs (consisting of consulting and third party service provider transition costs) related to our cost management program and new integrated disclosure rules preparations and $0.6 million of costs related to our exit of the delinquent loan servicing operations recorded in the ancillary services and corporate segment, and,
  $1.5 million of litigation expenses recorded as other operating expense in the title segment.

As a result of our cost management program as well as a reduction in employee counts tied to volume declines, employee costs for the third quarter 2016 decreased $10.5 million, or 6.4 percent, from the third quarter 2015. Sequentially, employee costs increased $2.1 million, or 1.4 percent, from the second quarter 2016 as a result of seasonal revenue growth. Third quarter 2016 average employee counts decreased approximately 9.9 percent and 1.5 percent from the third quarter 2015 and second quarter 2016, respectively. As a percentage of total operating revenues, employee costs for the third quarter 2016 were 28.3 percent, an improvement of 160 and 320 basis points compared to 29.9 percent and 31.5 percent in the prior year quarter and the second quarter 2016, respectively.

Other operating expenses for the third quarter 2016 decreased $5.7 million, or 5.7 percent, from the third quarter 2015 and increased sequentially $7.6 million, or 8.8 percent, from the second quarter 2016. As a percentage of total operating revenues, other operating expenses for the third quarter 2016 improved to 17.2 percent, compared to 18.1 percent and 17.9 percent in the third quarter 2015 and the second quarter 2016, respectively. Excluding the non-operating charges and litigation expenses discussed above, other operating expenses as a percentage of operating revenues were 17.0 percent and 16.8 percent for the third quarters 2016 and 2015, respectively, and 17.9 percent in the second quarter 2016.

As a percentage of title revenues, title losses were 5.0 percent in the third quarters 2016 and 2015 and 3.7 percent in the second quarter 2016. Second quarter 2016 was favorably influenced by a $5.4 million net policy loss reserve reduction recorded during that quarter. The title loss ratio in any given quarter can be significantly influenced by changes in new large claims incurred, escrow losses and adjustments to reserves for existing large claims.

Other

Cash provided by operations was $45.5 million in the third quarter 2016 compared to $60.0 million for the same period in 2015. The decrease in cash provided by operations was primarily due to higher payments of claims and accounts payable and lower collections of accounts receivable, partially offset by higher net income for the third quarter 2016.

During the third quarter 2016, we declared and paid a dividend of $0.30 per common share.

Third Quarter Earnings Call

Stewart will hold a conference call to discuss the third quarter 2016 earnings at 8:30 a.m. Eastern Time on Thursday, October 20, 2016. To participate, dial (888) 632-3384 (USA) and (785) 424-1675 (International) - access code STCQ316. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on October 20, 2016 until midnight on October 27, 2016, by dialing (800) 839-2383 (USA) or (402) 220-7202 (International). The access code is also STCQ316.

About Stewart

Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands of dollars, except per share amounts and except where noted)

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015
Revenues:
Title insurance:
Direct operations	241,109	243,128	664,128	676,148
Agency operations	282,269	279,343	732,320	741,993
Ancillary services	22,059	29,924	65,276	104,878
Investment income	4,520	4,121	14,445	12,735
Investment and other gains (losses) - net	3,253	(811)	4,706	728
	553,210	555,705	1,480,875	1,536,482
Expenses:
Amounts retained by agencies	231,586	227,374	598,915	607,611
Employee costs	154,529	165,024	457,166	498,598
Other operating expenses	94,043	99,758	268,210	286,553
Title losses and related claims	26,365	25,883	66,612	78,593
Impairment of goodwill	-	35,000	-	35,000
Depreciation and amortization	7,082	7,633	22,728	22,013
Interest	797	601	2,237	1,525
	514,402	561,273	1,415,868	1,529,893
Income (loss) before taxes and noncontrolling interests	38,808	(5,568)	65,007	6,589
Income tax expense	9,041	4,859	16,779	7,735
Net income (loss)	29,767	(10,427)	48,228	(1,146)
Less net income attributable to noncontrolling interests	3,392	3,040	9,450	7,663
Net income (loss) attributable to Stewart	26,375	(13,467)	38,778	(8,809)

Net income (loss) per diluted share attributable to Stewart	1.12	(0.58)	1.13	(0.37)
Diluted average shares outstanding (000)	23,611	23,286	23,596	23,631

Selected financial information:
Cash provided by operations	45,527	60,025	63,986	65,597
Other comprehensive (loss) income	(2,936)	(4,876)	10,448	(13,855)

Monthly Order Counts:
Opened Orders 2016:	July	Aug	Sep	Total	Closed Orders 2016:	July	Aug	Sep	Total
Commercial	3,508	4,284	4,074	11,866	Commercial	2,442	3,187	2,520	8,149
Purchase	20,612	22,650	19,853	63,115	Purchase	17,405	18,481	17,051	52,937
Refi	14,077	15,492	13,282	42,851	Refi	8,063	10,100	10,198	28,361
Other	881	1,176	1,366	3,423	Other	1,193	1,630	1,263	4,086
Total	39,078	43,602	38,575	121,255	Total	29,103	33,398	31,032	93,533

Opened Orders 2015:	July	Aug	Sep	Total	Closed Orders 2015:	July	Aug	Sep	Total
Commercial	4,148	3,818	3,800	11,766	Commercial	2,966	2,486	2,721	8,173
Purchase	22,989	21,014	19,833	63,836	Purchase	19,293	17,543	16,696	53,532
Refi	13,330	13,276	13,936	40,542	Refi	10,194	9,511	9,144	28,849
Other	2,018	1,648	1,714	5,380	Other	1,682	1,485	1,502	4,669
Total	42,485	39,756	39,283	121,524	Total	34,135	31,025	30,063	95,223

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	September 30, 2016 (Unaudited)	December 31, 2015
Assets:
Cash and cash equivalents	161,788	179,067
Short-term investments	40,068	39,707
Investments in debt and equity securities available-for-sale, at fair value	643,691	579,849
Receivables – premiums from agencies	33,402	36,393
Receivables – other	50,389	55,111
Allowance for uncollectible amounts	(8,714)	(9,833)
Property and equipment, net	72,997	71,369
Title plants, at cost	75,313	75,743
Goodwill	217,921	217,722
Intangible assets, net of amortization	14,307	18,075
Deferred tax assets	2,875	4,949
Other assets	55,695	53,435
	1,359,732	1,321,587
Liabilities:
Notes payable	131,135	102,399
Accounts payable and accrued liabilities	99,551	118,082
Estimated title losses	460,700	462,622
Deferred tax liabilities	9,980	1,356
	701,366	684,459
Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common Stock and additional paid-in capital	185,223	180,385
Retained earnings	461,497	455,519
Accumulated other comprehensive income (loss)	6,491	(3,957)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	650,545	629,281
Noncontrolling interests	7,821	7,847
Total stockholders' equity	658,366	637,128
	1,359,732	1,321,587

Number of shares outstanding (000)	23,371	23,341
Book value per share	28.17	27.30

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (UNAUDITED) (In thousands of dollars)

Three months ended:	September 30, 2016			September 30, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	523,239	22,198	545,437	522,285	30,110	552,395
Investment income	4,520	-	4,520	4,121	-	4,121
Investment and other gains (losses) - net	2,057	1,196	3,253	888	(1,699)	(811)
	529,816	23,394	553,210	527,294	28,411	555,705
Expenses:
Amounts retained by agencies	231,586	-	231,586	227,374	-	227,374
Employee costs	137,519	17,010	154,529	135,442	29,582	165,024
Other operating expenses	78,917	15,126	94,043	83,510	16,248	99,758
Title losses and related claims	26,365	-	26,365	25,883	-	25,883
Impairment of goodwill	-	-	-	1,569	33,431	35,000
Depreciation and amortization	5,120	1,962	7,082	4,711	2,922	7,633
Interest	1	796	797	2	599	601
	479,508	34,894	514,402	478,491	82,782	561,273
Income (losses) before taxes	50,308	(11,500)	38,808	48,803	(54,371)	(5,568)

Nine months ended:	September 30, 2016			September 30, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,395,964	65,760	1,461,724	1,417,572	105,447	1,523,019
Investment income	14,445	-	14,445	12,641	94	12,735
Investment and other gains (losses) - net	454	4,252	4,706	1,199	(471)	728
	1,410,863	70,012	1,480,875	1,431,412	105,070	1,536,482
Expenses:
Amounts retained by agencies	598,915	-	598,915	607,611	-	607,611
Employee costs	405,327	51,839	457,166	395,657	102,941	498,598
Other operating expenses	223,382	44,828	268,210	238,128	48,425	286,553
Title losses and related claims	66,612	-	66,612	78,593	-	78,593
Impairment of goodwill	-	-	-	1,569	33,431	35,000
Depreciation and amortization	15,642	7,086	22,728	13,870	8,143	22,013
Interest	1	2,236	2,237	6	1,519	1,525
	1,309,879	105,989	1,415,868	1,335,434	194,459	1,529,893
Income (losses) before taxes	100,984	(35,977)	65,007	95,978	(89,389)	6,589

Appendix A
Adjusted revenues and EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for litigation expenses and non-operating costs such as severance, consulting and third-party provider transition costs, component exit-related costs and prior policy year reserve adjustments (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three and first nine months ended September 30, 2016 and 2015.

	Three Months Ended September 30			Nine Months Ended September 30
	2016	2015	% Chg	2016	2015	% Chg

Revenues	553.2	555.7		1,480.9	1,536.5
Less: Net realized gains (losses)	(3.3)	0.8		(4.7)	(0.7)
Adjusted revenues	549.9	556.5	(1.2)%	1,476.2	1,535.8	(3.9)%

Net income (loss) attributable to Stewart	26.4	(13.5)		38.8	(8.8)
Noncontrolling interests	3.4	3.0		9.4	7.7
Income taxes	9.0	4.9		16.8	7.7
Income (loss) before taxes and
noncontrolling interests	38.8	(5.6)		65.0	6.6
Non-operating charges	1.2	5.9		3.8	22.1
Litigation expense	-	1.5		3.6	6.0
Nonrecurring gains - net	(1.2)	-		(1.5)	-
Impairment of goodwill	-	35.0		-	35.0
Other impairment charges	-	0.9		-	0.9
Prior policy year reserve adjustments, net	-	-		(5.4)	4.5
Adjusted income before taxes
and noncontrolling interests	38.8	37.7		65.5	75.1
Depreciation & amortization*	7.1	7.6		22.7	22.0
Interest expense	0.8	0.6		2.2	1.5

Adjusted EBITDA	46.7	45.9	1.7%	90.4	98.6	(8.3)%

*Includes accelerated depreciation charges of $1.1 million for the nine months ended September 30 2016, and $0.4 million for both the third quarter and nine months ended September 30, 2015.

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360